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                            CHROMATICS COLOR SCIENCES
                               INTERNATIONAL, INC.

Contact:                   Darby S. Macfarlane
Telephone:                 (212) 717-6544
Fax:                       (212) 717-6675

FOR IMMEDIATE RELEASE
May 27, 1997

         On Friday, May 23, 1997, Chromatics Color Sciences International, Inc. filed its response to an April 25, 1997 request (confirmed by an April 29, 1997 letter) from the Center for Devices and Radiological Health (CDRH), Food and Drug Administration (FDA), asking for additional information as part of the agency's review of Chromatics' premarket notification (510(k)) submission regarding the Company's Colormate(TM) device for non-invasive monitoring of bilirubin infant jaundice. The Company responded to the FDA request within the 30-day period ending May 29, 1997.

         The Company is engaged in the business of color science, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries, as well as technology development for potential medical applications involving the detection and monitoring of certain chromogenic diseases. The Company's common stock and warrants are traded on NASDAQ under the symbols "CCSI" and "CCSIW" respectively.

         Certain of the matters discussed are forward-looking statements that involve materials risks to and uncertainties in the Company's business which may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its long-range business plan for various applications for its technologies, the impact of competition, the obtaining of and compliance with regulatory approvals applicable to proposed application of the Company's technology, management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities Exchange Commission, including those set forth in its annual report on Form 10-KSB.

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